January 24, 2002                           CONTACT: Dan Chila
                                                    Chief Financial Officer
                                                    Sun Bancorp, Inc.
                                                    856-691-7700

                                                    Cathleen Kiernan or
                                                    Teddie O'Keefe
                                                    Smith O'Keefe and Associates
                                                    800-222-0461

                SUN BANCORP - 2001, A YEAR OF DYNAMIC TRANSITION,
                      FOURTH QUARTER & 2001 YEAR END REPORT
     Federal Reserve Bank & Office Of The Comptroller Of The Currency Remove
        Memorandum Of Understanding From Sun Bancorp & Sun National Bank

Vineland, N. J., January 24, 2002, Sun Bancorp, Inc. (Nasdaq: SNBC) -"2001 has been a year of confronting challenges while laying the foundation for long term growth by investing in the future of this organization. While this effort is ongoing, we are pleased by our continuing progress and are convinced Sun Bancorp is now positioned to capitalize on the opportunities available to us in the marketplace," commented Thomas A. Bracken, President and CEO. "In addition, the acknowledgement by both the Office of the Comptroller of the Currency and the Federal Reserve Bank of Philadelphia, by the termination of their respective informal agreements, is a further testament to our progress and reflects a herculean effort by employees throughout this organization. The backbone of our continued success is our people; they continue to be a major differentiation between our competitors and us."

2001 was an eventful year for Sun Bancorp and the banking industry with the economy and world events severely impacting business performance. For Sun Bancorp 2001 was a year of decisions, redirection, reorganization and a focus on the basics of our business. The genesis for our performance was driven by the need to reposition the organization while making needed investments in people, the credit process and loan portfolio, the fundamentals of our business and our infrastructure. A multitude of initiatives were undertaken during the year. We are on or ahead of schedule regarding each initiative, and the fourth quarter saw many of these activities begin to positively impact earnings.

Sun Bancorp, Inc. reported net income of $1.0 million or $.10 per share for the three months ended December 31, 2001. Net income for the prior year period was $2.4 million or $.23 per share. Operating net income for the three months ended December 31, 2001 is $1.7 million or $.16 per share. Operating net income primarily excludes the one-time pre-tax costs of management initiatives commenced in the second quarter, representing certain consulting and professional fees of approximately $400,000 and marketing initiatives of approximately $500,000.

Net income for the year ended December 31, 2001 was $1.3 million or $.13 per share. Net income for the year ended December 31, 2000 was $8.8 million or $.85 per share. The decreases in net income for the comparable quarter and year-to-year are attributable to the following:

o Net interest income declined $4.6 million to $56.8 million for the year 2001 compared to $61.2 million for the year 2000. This decrease is due to the decrease in the net interest margin from 3.30% for 2000 to 3.19% for 2001. This margin decline is primarily due to the declining interest rate environment in 2001 and a reduction in the average balance of the investment portfolio.
o Provision for loan losses was $8.1 million in 2001 compared to $2.5 million in 2000. Net charge-offs for 2001 were $4.9 million compared to $566,000 in 2000.
o Non-interest expenses increased $3.1 million in 2001, or 5.8% to $57.7 million in 2001. This increase was attributable to the increased staffing of key positions and the one-time costs of previously discussed consulting initiatives during the year.

"Despite the adverse impact noted above, during 2001 we significantly repositioned and controlled the growth of our balance sheet. These efforts enhanced the Company's overall liquidity, interest rate risk profile and capital position, while at the same time growing our core businesses," stated Bracken.

The following are the financial highlights of the year:

o Total assets at December 31, 2001 were $1.93 billion compared to $2.00 billion at December 31, 2000 which reflects the execution of our de-leveraging strategy and shift to core earning assets.
o Investment securities declined from $778.8 million at December 31, 2000 to $660.1 million at December 31, 2001.
o Total loans increased to $1.10 billion at December 31, 2001, from $1.04 billion at December 31, 2000, an increase of $60 million, or 5.8%.
o Allowance for loan losses increased to $13.8 million or 1.25% of loans at December 31, 2001 compared to $10.6 million or 1.02% of loans at December 31, 2000.
o Total deposits were $1.57 billion at December 31, 2001, compared to $1.41 billion at December 31, 2000, an increase of 11.4%.
o Total FHLB borrowings declined $231 million or 76% from $304 million at December 31, 2000 to $74 million at December 31, 2001.
o Total capital increased $12.4 million or 10.5% to $130.0 million at December 31, 2001 from $117.6 million at December 31, 2000.
o Book value per share increased 7.5% to $12.31 at December 31, 2001, from $11.45 at December 31, 2000.
o Total Capital Ratios of the Holding Company and the Bank continued to improve from December 31, 2000. The Total Capital to Risk Weighted Assets Ratios at December 31, 2001 for the Holding Company and Sun National Bank were 12.09% and 11.64%, respectively, compared to 11.37% and 10.61%, respectively, at December 31, 2000.

o Non-interest income increased $2.3 million in 2001, or 28.5% to $10.5 million from $8.2 million in 2000, primarily from deposit related fees.

During the first quarter of 2001, management disclosed that Sun Bancorp, Inc. (the "Company") and Sun National Bank (the "Bank") had entered into informal agreements with the Federal Reserve Bank of Philadelphia ("FRB") and the Office of the Comptroller of the Currency ("OCC") relating to, among other things, implementing and/or revising certain policies, plans, and procedures. Management is pleased to report that as a result of recently completed scheduled examinations of the Company and the Bank by the FRB and OCC, the Company and the Bank were determined to be in full compliance with the terms of the agreements. As a result of being in full compliance, the FRB and OCC have terminated the agreements.

2001 saw the Company reorganized into a single-bank holding company as Sun National Bank, Delaware was merged into Sun National Bank. The acquisition of a Building and Loan Association in Delaware City, Delaware and the subsequent opening of a branch in Delaware City allowed the Company to accelerate the merging of the two banking institutions, thereby facilitating the many advantages offered by operating under a single bank charter.

During 2001, the Company focused on reinforcing its ongoing loan portfolio management, enhancing the credit review process to effectively address the current risk profile of the portfolio. "We have strengthened our process of checks and balances between lending and credit management. We have identified our troubled or problem relationships, and we have experienced professionals working on them," stated Bracken. For the year, the total loan loss provision was $8.1 million of which $7.6 million was recognized through the first nine months ending September 30. Net charge-offs for the year were $4.9 million of which $3.3 million were charged-off through the first nine months ending September 30. Non-performing loans at December 31, 2001 were $10.2 million compared to $14.6 million at September 30, 2001 and $4.9 million at December 31, 2000. The allowance for loan losses to non-performing loans was 134.8% at December 31, 2001 compared to 217.9% at December 31, 2000.

Alex Sheshunoff Management Services, L.P. undertook a major engagement with the organization, which included the development of a technology plan, a risk management plan, a branch optimization study and a process and profit improvement program. "We expect to see the benefits from these efforts in 2002 and beyond, as we streamline processes across the organization in concert with our ongoing reshaping of the Bank's infrastructure to better meet the needs of our customers," commented Bracken. Sheshunoff has concluded the majority of their on-site activities. However, they will be providing some additional consulting services through the first quarter of 2002.

Three additions to the senior leadership team joined Sun Bancorp in the fourth quarter: Lou Pellicori, Executive Vice President, Chief Information and Operations Officer; Tom Holt, Senior Vice President, Sales Management; and Tom Townsend, Vice President, Risk Manager filled three vital positions in the organization. "As we continue to reposition Sun Bancorp, we need to make a major investment in technology," stated Bracken. "One of our Sheshunoff initiatives was the development of a technology plan, and under Lou's leadership, we will be making decisions which will help us more effectively achieve our objectives." Bracken continued, "One of our top priorities is the development of a sales culture which permeates the entire organization. Tom Holt is a proven sales executive who will provide leadership to complement our divisional teams in achieving our aggressive new business objectives, while enhancing our customer retention efforts. Likewise, our ability to understand and manage risk associated with our industry came to the forefront this year, dictating the need for dedicated and focused resources, which Tom Townsend will bring to his newly created position. Also as announced during the year, we enhanced our leadership by expanding our Board of Directors by four new members who bring strong business and banking experience to the Company."

A bank network delivery plan was presented to the Board of Directors during the fourth quarter and, in concert with the recently completed Sheshunoff branch optimization study, management has embarked on a comprehensive and extended program to reshape the Bank's branch and delivery network. The sale of the Villas branch in Cape May County was consummated during the fourth quarter, and the announced consolidation of the Northfield branch into the Heathercroft branch in Atlantic County is scheduled for the first quarter of 2002. In addition, plans to open two new branches in Mercer County were announced, bringing the total to nine in that county. The new branches in Pennington and West Windsor are scheduled to open in the first quarter. "We recognize we still have under-performing branches which will continue to remain a major priority," stressed Bracken. "Our ongoing efforts will continue to focus on exceeding customers' expectations, while instilling a much needed sales culture across the organization in tandem with our Relationship Banking strategy created in 2001."

Relationship Banking was introduced at Sun National Bank in the second quarter of the year as the Bank embarked on an ambitious branding, positioning and marketing campaign. This effort was followed by a fall campaign focused on introducing the newly established Banking Group teams, while focusing on our Relationship Banking products. These efforts achieved the desired results as yearly averaged core deposits grew 23%, with yearly averaged savings and money market balances growing by 46%.

The Bank continued to invest in people this past year. The Business Banking Division established in 2001 is now fully staffed, including a full complement of Regional and Relationship Managers. These Business Banking Relationship Managers are seasoned bankers regionally located throughout Sun's market to ensure rapid response and the highest level of service to this underserved market. "This Division significantly enhances Sun's commitment to the small business market and is positioned for growth in 2002. The Business Banking Division, together with the Commercial Banking and Community Banking teams within the regional Banking Group concept, are rapidly translating our Banking Group strategy into results. Together they offer great promise in 2002," said Bracken.

Bracken continued, "We look forward to proving ourselves in 2002 and validating the decisions and commitments made this past year. We believe we are uniquely positioned in our marketplace, and have been pleased with the response from customers and prospects as they have been introduced to the reinvigorated Sun National Bank. Our goal continues to be uncompromising - to be the Premier Community Bank in every community we serve. We are confident our entire team is prepared to take this organization to the next level."

Sun Bancorp, Inc. is located in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 73 Community Banking Centers in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The Company's common stock is traded in the NASDAQ National Market under the symbol "SNBC." The deposits of the Bank are insured up to the legal maximum by the Federal Deposit Insurance Corporation.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUN BANCORP, INC.
SELECTED FINANCIAL DATA
December 31, 2001

SELECTED BALANCE SHEET DATA (Unaudited)                     December 31,  December 30,
(In thousands, except per share data)                            2001         2000
                                                                 ----         ----

Cash and cash equivalents                                    $   78,766   $   69,617
Investments                                                     660,119      778,804
Net loans                                                     1,089,158    1,031,694
Allowance for loan losses                                        13,782       10,636
Real estate owned                                                   898        1,179
Excess of cost over fair value of assets acquired, net           43,637       52,839
Total Assets                                                 $1,929,532   $2,002,529
Total Deposits                                                1,572,338    1,410,867
Advances from the Federal Home Loan Bank                         73,618       49,133
Other borrowed funds                                              1,160        1,160
Securities sold under agreements to repurchase - FHLB                 -      255,145
Securities sold under agreements to repurchase - Customers       84,928      101,841
Guaranteed preferred beneficial interest in Company's
  subordinated debt                                              57,327       57,327
Total Capital                                                   129,960      117,634
Book value per share (1)                                     $    12.31   $    11.45


                                               Three months ended December 31,     Year ended December 31,
SELECTED INCOME STATEMENT DATA (Unaudited)     -------------------------------     -----------------------
(In thousands, except per share data)               2001            2000            2001            2000
                                                    ----            ----            ----            ----

Interest income                                   $ 28,046        $ 39,025        $126,825        $150,656
Interest expense                                    14,070          23,726          70,067          89,408
Net interest income                                 13,976          15,299          56,758          61,248
Provision for loan losses                              475             585           8,095           2,480
Other income                                         2,787           1,812          10,516           8,183
Other expense                                       14,820          13,096          57,695          54,547
Income taxes                                           423           1,024             156           3,624
Net income                                        $  1,045        $  2,406        $  1,328        $  8,780

Net income per common share:
   Basic (1)                                      $   0.10        $   0.23        $   0.13        $   0.86
   Diluted (1)                                    $   0.10        $   0.23        $   0.13        $   0.85
Cash earnings per common share (2):
   Basic (1)                                      $   0.22        $   0.36        $   0.63        $   1.37
   Diluted (1)                                    $   0.22        $   0.35        $   0.62        $   1.35


SELECTED RATIOS (Unaudited) (2) (3)                              At or for the three months ended   At or for the year ended
                                                                           December 31,                  December 31,
                                                                 --------------------------------   ------------------------
                                                                         2001       2000                2001       2000
                                                                         ----       ----                ----       ----

Return on average assets                                                 0.22%      0.47%               0.07%      0.43%
Cash basis return on average assets                                      0.48%      0.72%               0.33%      0.69%
Return on average equity                                                 3.18%      8.59%               1.05%      8.85%
Cash basis return on average equity                                      7.07%     13.23%               5.14%     14.10%
Net interest margin                                                      3.20%      3.26%               3.19%      3.30%
Equity to assets                                                         6.74%      5.87%               6.74%      5.87%
Non-performing assets to total loans and other real estate owned         1.01%      0.58%               1.01%      0.58%
Total allowance for loan losses to non-performing loans                134.83%    217.91%             134.83%    217.91%

(1) Data for December 31, 2000 is adjusted for a 5% stock dividend paid in June 2001.
(2) The Company's cash basis data and ratios are determined by adding back to reported net income the non-cash amortization of intangibles, net of associated tax benefits.
(3)  Annualized, where appropriate.


SUN BANCORP, INC.
AVERAGE BALANCE SHEET DATA (Unaudited)
(Dollars in thousands)                                Three months ended December 31, 2001         Year ended December 31, 2001
                                                      -------------------------------------    -------------------------------------
                                                          Average               Average           Average                 Average
                                                          Balance    Interest  Yield/Cost         Balance    Interest    Yield/Cost
                                                          -------    --------  ----------         -------    --------    ----------
Interest-earning assets:
  Loans receivable (1)                                   1,075,872    $20,179        7.50 %      1,070,459   $ 86,600        8.09 %
  Investment securities (2)                                677,389      7,993        4.72          699,759     39,746        5.68
  Federal funds sold                                        22,584        119        2.11           39,323      1,468        3.73
                                                        ----------    -------                   ----------   --------
    Total interest-earning assets                        1,775,845     28,291        6.37        1,809,541    127,814        7.06

Non-interest-earning assets                                156,430                                 155,404
                                                        ----------                              ----------
  Total assets                                          $1,932,275                              $1,964,945
                                                        ==========                              ==========
Interest-bearing liabilities:
  Interest-bearing deposit accounts                     $1,298,038     11,449        3.53 %     $1,239,280     52,258        4.22 %
  Borrowed money:
     Repurchase agreements with customers                   89,745        295        1.32           82,280      2,437        2.96
     Other borrowed money                                   64,873        966        5.96          183,840      9,934        5.40
                                                        ----------    -------                   ----------   --------
         Total borrowed money                              154,618      1,261        3.26          266,120     12,371        4.65
  Guaranteed preferred beneficial interest
    in Company's subordinated debt                          57,327      1,360        9.49           57,327      5,438        9.49
                                                        ----------    -------                   ----------   --------
    Total interest-bearing liabilities                   1,509,983     14,070        3.73        1,562,727     70,067        4.48
                                                        ----------    -------                   ----------   --------

Non-interest-bearing liabilities                           290,986                                 276,026
                                                        ----------                              ----------
  Total liabilities                                      1,800,969                               1,838,753

Shareholders' equity                                       131,306                                 126,192
                                                        ----------                              ----------
  Total liabilities and stockholders equity             $1,932,275                              $1,964,945
                                                        ==========                              ==========

Net interest income                                                   $14,221                                $ 57,747
                                                                      =======                                ========
Interest rate spread (3)                                                             2.64 %                                  2.58 %
                                                                                   ======                                  ======
Net yield on interest earning assets (4)                                             3.20 %                                  3.19 %
                                                                                   ======                                  ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                                          117.61 %                                115.79 %
                                                                                   ======                                  ======

----------------------------------------------------
(1)  Average balances include non-accrual loans.
(2) Loan fees are in included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 34% marginal federal tax rate for all periods.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                      #####